EXHIBIT 21

RELIABILITY INCORPORATED
LIST OF FORMER SUBSIDIARIES

Name	Place of Incorporation
Reliability Singapore Pte Ltd.	Singapore
Reliability Contractors of Florida, Inc	Florida